Exhibit (h)(6)

AMENDMENT TO
TRANSFER AGENCY AGREEMENT

This AMENDMENT to TRANSFER AGENCY AGREEMENT (the “Amendment”) made as of July 1, 2011 between CAVANAL HILL FUNDS, formerly known as American Performance Funds, a Massachusetts business trust (the “Trust”) and CITI FUND SERVICES OHIO, INC., formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Transfer Agency Agreement, dated July 1, 2004, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain transfer agency services for each investment portfolio of the Trust (individually a “Fund” and collectively the “Funds”);

WHEREAS, Citi and the Trust wish to enter into this Amendment in order to extend the Term of the Agreement, add an additional Fund and incorporate the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:

1.         Term of the Agreement.

The Parties now desire to extend the Initial Term through June 30, 2015 and indicate that the parties will negotiate the termination provisions in good faith should the collective net assets of the Funds fall below $1 billion. The reference to “June 30, 2009” in the fourth paragraph o f Section 5 of the Agreement is hereby deleted and replaced with “June 30, 2015”. In addition, the first paragraph of Section 5 of the Agreement is hereby deleted in its entirety and shall be replaced with the following:

Term.  This Agreement shall commence on July 1, 2009 (the “Effective Date”) and continue in effect until June 30, 2015 (the “Initial Term”). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”). This Agreement may be terminated without penalty (i) by provision of a notice of non-renewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) by either party for “cause,” as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of non-renewal must be provided at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be. In addition, should the collective net assets of the Funds fall below $1 billion, the parties agree to negotiate in good faith regarding the termination provisions (including a possible reduction of liquidated damages) of this Agreement.

2.         Funds.

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

3.         Representations and Warranties.

(a)         The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b)         Citi represents that it has full power and authority to enter into and perform this Amendment.

4.         Miscellaneous.

(a)         This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)         Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)         Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)         This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same agreement.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CAVANAL HILL FUNDS

By: /s/ James L. Huntzinger

Name: James L. Huntzinger

Title: President

CITI FUND SERVICES OHIO, INC.

By: /s/ Joseph Rezabek

Name: Joseph Rezabek

Title: Vice President

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

AS OF JULY 1, 2011

FUNDS and CLASSES

U.S. Large Cap Equity Fund No-Load Investor Institutional A	U.S. Treasury Fund Administrative Service Institutional Select[1] Premier[1]
Balanced Fund No-Load Investor Institutional A	Cash Management Fund Administrative Service Institutional Select[1] Premier[1]
Short-Term Income Fund No-Load Investor Institutional A	Tax-Free Money Market Fund Administrative Service Institutional Select Premier[1]
Intermediate Bond Fund No-Load Investor Institutional A	Intermediate Tax-Free Bond Fund No-Load Investor Institutional A
Bond Fund No-Load Investor Institutional A	Opportunistic Fund No-Load Investor[1] Institutional[1] A1

1As of July 1, 2011, these Classes have not commenced operations. Until a Class commences operations, services will not be rendered and expenses will not be incurred for such Class under this Agreement.